EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-54938, No. 333-43090, No. 333-90725, No. 333-54936) pertaining to the 1998 Stock Option Plan, 1999 Stock Option Plan, 1999 Non-Qualified Stock Option Plan, PaylinX Corporation 2000 Stock Option Plan, and 1999 Employee Stock Purchase Plan of CyberSource Corporation of our report dated January 16, 2004, with respect to the consolidated financial statements and schedule of CyberSource Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 10, 2004